Exhibit 3.3

Certificate of	Certificat de
Amendment	modification

I certify that the Articles of	Je déclare que les statuts de

Snow Lake Resources Ltd.

were amended under The Corporations Act in accordance with the attached Articles effective	ont été modifiés sous le régime de la Loi sur les corporations conformément aux statuts ci-joints prenant effet le

7 OCTOBER/OCTOBRE 2021

752692889MC0001

Business Number / Numéro d’entreprise

Deputy Director/directeur adjoint
10018421	The Corporations Act/
Registry Number / Numéro de registre	Loi sur les corporations

The Corporations Act
ARTICLES OF AMENDMENT

1. Name of corporation

SNOW LAKE RESOURCES LTD.

The corporation certifies that each amendment has been duly authorized pursuant to the requirements of its own Articles, The Corporations Act, and any unanimous shareholder or member agreement.

2. The articles are amended as follows:

See attached Schedule “A’’.

Date	Signature	Office held
October 6, 2021		CEO

Important Notice:	The Corporations Act provides that certain amendments to Articles must be approved by a special resolution of shareholders or members. It also provides that some amendments may be approved by an ordinary resolution of the shareholders or members, or a resolution of the Board of Directors. Additionally, a corporation’s own Articles or a unanimous shareholder or member agreement may require a greater number of votes of directors, shareholders or members to amend the Articles than is required by The Corporations Act.

Form 10

Available in alternate formats upon request

SCHEDULE A

ATTACHED TO AND FORMING PART OF ARTICLES OF AMENDMENT OF

SNOW LAKE RESOURCES LTD.

(the “Corporation”)

The Articles of the Corporation shall be amended as follows:

1.	By amending and replacing Box 3 with the following: Minimum 1; Maximum 9;

2.	Each Class A Common share, whether issued or not, shall be subdivided and converted by the Corporation, without any action on the part of the holder thereof or for any additional consideration, into two-tenths (0.2) of a Class A Common share, without par value;

3.	Following the reverse share split set forth in paragraph 2 above, by changing the name of the “Class A Common” shares to the “Common” shares;

4.	By changing the name of the “Class A Preference” shares to the “Preference” shares;

5.	By cancelling the authorized Class B Common, Class C Common, Class D Common, Class B Preference, and Class C Preference shares, together with all rights, privileges and restrictions attached thereto, from the authorized share capital of the Corporation.

6.	By amending Box 9 to include the provisions set forth in Schedule III attached hereto;

7.	Restating the authorized share capital of the Corporation so that, upon issuance of the Articles of Amendment, the authorized capital of the Corporation shall consist of the following shares all issuable for unlimited maximum consideration with the rights, privileges, restrictions and conditions as set out in Schedule A1 attached hereto:

(a)	an unlimited number of Common Shares; and

(b)	an unlimited number of Preference Shares.

8.	The remainder of the Articles of Incorporation remain unamended and in full force and effect.

SCHEDULE III

1.	The purpose of the Corporation shall include, but is not in any way limited to or restricted by, the creation of a positive impact on society and the environment, taken as a whole, from the business and operations of the Corporation, which impact is material in view of the size and nature of the Corporation’s business.

2.	The Directors shall, when deciding what is in the best interests of the corporation, consider the short-term and the long-term interests of the corporation and the interests of the corporation’s shareholders, employees, suppliers, creditors and consumers, as well as the government, the environment, and the community and society in which the corporation operates (the “Stakeholders”), to inform their decisions.

3.	In discharging his, her or their duties, and in determining what is in the best interests of the corporation, each director shall consider all of the Stakeholders (defined above) but shall not be required to regard the interests of any particular Stakeholder as determinative.

4.	Nothing in this Schedule III, express or implied, is intended to create or shall create or grant any right in or for any person other than a shareholder or any cause of action by or for any person other than a shareholder.

5.	Notwithstanding the foregoing, any Director is entitled to rely upon the concept of “best interests” as set forth above in enforcing his, her or their rights hereunder, and under provincial law and such reliance shall not, absent another breach, be construed as a breach of a Director’s fiduciary duty of care, even in the context of a change in control transaction where, as a result of weighing other Stakeholders’ interests, a Director determines to accept an offer, between two competing offers, with a lower price per share.

SCHEDULE A1

ATTACHED TO AND FORMING PART OF

ARTICLES OF AMENDMENT FOR

SNOW LAKE RESOURCES LTD.

(the “Corporation”)

Common Shares - Voting

1.	The Common shares shall have attached thereto the following rights, privileges, restrictions and conditions, as well as any rights, privileges, restrictions and conditions to which the Common shares are made subject pursuant to any other clause herein:

(a)	The holders of Common shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall be entitled to one (1) vote thereat for each Common share then held by them respectively.

(b)	The holders of Common shares shall be entitled to such dividends as may be declared thereon from time to time by the Board of Directors of the Corporation in its discretion. The aggregate amount of dividends to be declared or paid or set apart for payment on the Common shares shall be shared rateably among the Common shares then issued and outstanding.

(c)	In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common shares shall be entitled to receive from the assets and the property of the Corporation for each such share held by them a sum equivalent to the stated capital account maintained for the Common shares divided by the number of Common shares then outstanding.

Preference Shares - Non-Cumulative, Redeemable, Retractable, Non-Voting with Dividend of 1% - 12%

2.	The Preference shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)	The holders of the Preference shares are entitled to receive when, as and if declared thereon by the Board, non-cumulative dividends, at a rate per annum as determined from time to time by the Board but such rate per annum shall not be less than 1% or greater than 12% of the aggregate of the Preference Share Redemption Prices (as hereinafter defined) of the then outstanding Preference shares, divided rateably amongst the holders thereof. If within 6 months after the expiration of any financial year of the Corporation the Board in its discretion shall not have declared the said dividend on the Preference shares for such financial year then the rights of the holders of the Preference shares to such dividend for such financial year are forever extinguished. The holders of the Preference shares shall not be entitled to any dividends other than or in excess of the dividends hereinbefore provided for.

(b)	In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among shareholders for the purpose of winding up its affairs, the holders of the Preference shares are entitled to receive, from the assets and the property of the Corporation, for each such Preference share held by them, an amount equivalent to the Preference Share Redemption Price (as hereinafter defined) together with all dividends declared and remaining unpaid on such Preference share, before any amount may be paid or any assets or property of the Corporation may be distributed to the holders of any Common shares. After payment to the holders of the Preference shares of the amounts so payable to them as above provided, they shall not be entitled to share in any further distribution of the assets or property of the Corporation.

(c)	The Corporation may at any time or from time to time, subject to the provisions of the Act, purchase (if obtainable) for cancellation all or any part of the Preference shares then outstanding pursuant to tenders or, with the unanimous consent of the holders of all issued Preference shares, by private contract at the lowest price at which, in the opinion of the Board, such shares are obtainable but not exceeding, for each Preference share an amount equivalent to the Preference Share Redemption Price (as hereinafter defined) and all dividends declared and remaining unpaid on such Preference share. If, in response to an invitation for tenders, two or more shareholders submit tenders at the same price and if such tenders are accepted by the Corporation in whole or in part, then unless the Corporation accepts all such tenders in whole, the Corporation shall accept such tenders pro-rata disregarding fractions and the Board may make such adjustments as may be necessary to avoid the purchase of fractional parts of shares.

(d)	The Corporation may redeem at any time the whole or from time to time any part of the then outstanding Preference shares on payment, subject to the provisions of s.34(2) of the Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced (and in the case of such amendment, re-enactment or replacement, any references herein are read as referring to such amended, re-enacted or replaced provisions), for each Preference share to be redeemed, of an amount equivalent to the aggregate fair market value, as determined by the Board, of the aggregate consideration for which such Preference shares then outstanding were issued, divided by the number of Preference shares then outstanding, which amount is herein referred to as the “Preference Share Redemption Price”, together with all dividends declared and remaining unpaid on such Preference share. Provided, however, if the Minister of National Revenue shall determine that the aggregate fair market value of the aggregate consideration for which such Preference shares then outstanding were issued, is greater than or less than the fair market value as determined by the Board, then the Preference Share Redemption Price is the fair market value as determined by the Minister of National Revenue or such other amount as may be finally determined by virtue of objections and/or appeals taken pursuant to the Income Tax Act (Canada) in the event that such objections and/or appeals are taken, divided by the number of Preference shares then outstanding. In case a part only of the then outstanding Preference shares is at any time to be redeemed, the shares so to be redeemed must be selected pro -rata disregarding fractions and the Board may make such adjustments as may be necessary to avoid the redemption of fractional parts of shares; provided that with the consent of the holders of all of the then outstanding Preference shares, the Preference shares to be redeemed may be selected in any other manner including without limitation the selection of all or any part of the Preference shares of any particular holder or holders thereof.

(e)	In the case of redemption of Preference shares under the provisions of clause (d) hereof, the Corporation shall give such notice (if any) as the Board may determine to each registered holder of Preference shares to be redeemed of the intention of the Corporation to redeem such Preference shares. On the date specified by the Board for redemption, the Corporation shall pay to or to the order of the registered holder of the Preference shares to be redeemed, for each Preference share to be redeemed, the Preference Share Redemption Price together with all dividends declared and remaining unpaid on such Preference share, on presentation and surrender to the Corporation of the certificate or certificates representing the Preference shares to be redeemed. If any holder has not surrendered the certificate for a Preference share to be redeemed, the Corporation may pay the Preference Share Redemption Price and all dividends declared and remaining unpaid on such Preference share to an account in any chartered bank in Canada (of which notice may be given to such holder) to be paid without interest to or to the order of the holder of such Preference share called for redemption upon presentation and surrender to such bank of the certificate representing the same, and upon such deposit being made or upon the date specified by the Board for redemption, whichever is the later, the Preference shares in respect whereof payment shall have been made must be redeemed and the rights of the holders thereof shall thereafter be limited to receiving without interest their proportionate part of the amounts so deposited against presentation and surrender of the said certificates held by them respectively.

(f)	The Corporation shall, at the request of any holder of Preference shares and upon being given notice as hereinafter contained, redeem at any time the whole or from time to time any part of the Preference shares of such holder on payment subject to the provisions of s.34(2) of the Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced (and in the case of such amendment, re-enactment or replacement, any references herein are read as referring to such amended, re-enacted or replaced provisions), for each Preference share to be redeemed, of an amount equivalent to the Preference Share Redemption Price together with all dividends declared and remaining unpaid on such Preference share.

(g)	The redemption right provided for in clause (f) hereof may be exercised by notice in writing given to the Corporation at its registered office accompanied by the certificate or certificates representing Preference shares in respect of which the holder thereof desires to exercise such right of redemption and such notice must be signed by the person registered on the records of the Corporation as the holder of the Preference shares in respect of which such right is being exercised or by his duly authorized attorney and shall specify the number of Preference shares which the holder desires to have redeemed. Within 60 days of the date of mailing by registered mail of the notice in writing hereinbefore referred to, the Corporation shall pay or cause to be paid to or to the order of the registered holder of the Preference shares to be redeemed, for each Preference share to be redeemed, the Preference Share Redemption Price together with all dividends declared and remaining unpaid on such Preference share. If a part only of the shares represented by any certificate be redeemed, a new certificate for the balance must be issued at the expense of the Corporation.

(h)	The holders of the Preference shares shall not, as such, be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting, except as specifically provided otherwise in the Act.

Right to Declare Dividends

3.	A dividend may be declared on any class of shares of the Corporation without there being a dividend declared on any other class of shares of the Corporation and different rates of dividends may be declared on the different classes of shares of the Corporation, all in the discretion of the Board.